EXHIBIT 12

LOUISVILLE GAS AND ELECTRIC COMPANY AND SUBSIDIARY

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of $)

	2003	2002	2001	2000	1999

Earnings:
Net Income	$90,839	$88,929	$106,781	$110,573	$106,270

Add:
Federal income taxes - current	25,768	24,564	41,127	30,425	54,198
State income taxes - current	10,003	7,653	8,185	4,450	13,650
Deferred Federal income taxes - net	16,793	20,258	12,595	24,233	(4,564)
Deferred State income taxes - net	1,716	4,357	3,840	6,787	(715)
Investment tax credit - net	(4,207)	(4,153)	(4,290)	(4,274)	(4,289)
Fixed charges	31,378	30,551	38,755	46,438	40,026
Earnings	172,290	172,159	206,993	218,632	204,576

Fixed Charges:
Interest Charges per statements of income	30,647	29,805	37,922	43,218	37,962
Add:
One-third of rentals charged to operating expense (1)	731	746	833	3,220	2,064
Fixed charges	$31,378	$30,551	$38,755	$46,438	$40,026

Ratio of Earnings to Fixed Charges	5.49	5.64	5.34	4.71	5.11

NOTE:

(1)          In the Company’s opinion, one-third of rentals represents a reasonable approximation of the interest factor.

KENTUCKY UTILITIES COMPANY AND SUBSIDIARY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of $)

	2003	2002	2001	2000	1999
Earnings:
Net Income	$91,402	$93,384	$96,278	$95,524	$106,558

Add:
Federal income taxes - current	29,118	37,839	57,389	45,276	51,997
State income taxes - current	11,322	10,509	13,197	9,400	13,513
Deferred Federal income taxes - net	11,378	3,272	(12,117)	(3,376)	(4,651)
Deferred State income taxes - net	904	1,459	(1,118)	927	887
Investment tax credit - net	(2,641)	(2,955)	(3,446)	(3,674)	(3,727)
Undistributed income of Electric Energy, Inc.	(3,644)	(5,382)	258	70	33
Fixed charges	25,980	26,756	35,215	40,834	40,101
Earnings	163,819	164,882	185,656	184,981	204,711

Fixed Charges:
Interest Charges per statements of income	25,249	25,727	34,043	39,484	38,904
Add:
One-third of rentals charged to operating expense (1)	731	1,029	1,172	1,350	1,197
Fixed charges	$25,980	$26,756	$35,215	$40,834	$40,101

Ratio of Earnings to Fixed Charges	6.31	6.16	5.27	4.53	5.10

NOTE:

(1)          In the Company’s opinion, one-third of rentals represents a reasonable approximation of the interest factor.